EXHIBIT 99.2
CORPORATE PARTICIPANTS
Pablo Paez
The Geo Group, Inc. — Corporate Relations Director

George Zoley
The Geo Group, Inc. — Chairman, CEO
CONFERENCE CALL PARTICIPANTS
Ben
Avondale Partners — Analyst

Todd Van Fleet
First Analysis Securities — Analyst

Anton Hie
Jefferies and Company — Analyst

Tom Tittlemeyer
Northstar Properties — Analyst

Jeffrey Newman
Chicago Capital Management — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Q3 2006 The GEO Group earnings conference call. My name is Tony and I’ll be your coordinator for today. [Operator Instructions] I’d now like to turn the call over to Mr. Pablo Paez. Please proceed, sir.

Pablo Paez - The Geo Group, Inc. — Corporate Relations Director
Thank you Operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s third quarter 2006 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer, accompanied by Wayne Calabrese, Vice-Chairman, President, and Chief Operating Officer; Jerry O’Rourke, Chief Financial Officer; David Watson, Treasurer and Vice President of Finance; and Brian Evans, Vice President of Accounting and Chief Accounting Officer.
This morning, we will discuss our third quarter performance, current business development activities, and conclude the call with a question-and-answer session.
This conference is also being webcast live on our website at www.thegeogroupinc.com. A replay of the audio webcast will be available on the website for one year. A telephone replay will be available through December 9 at 1-888-286-8010. The pass code for the telephone replay is 28864448.
During the call, we will discuss non-GAAP-basis information. A reconciliation from non-GAAP basis information to GAAP-basis results may be found on the conference calls section of our investor relations webpage.
Before I turn the call over to George, please let me remind you that much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various other factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to George Zoley.

George Zoley - The Geo Group, Inc. — Chairman, CEO
Thank you, Pablo, and good morning to everyone. Thank you for joining me today as I provide an overview of GEO’s financial results for the third quarter of 2006. When I conclude my prepared remarks, I’ll open the call up to a question-and-answer session.
I’d like to begin by saying that The Geo Group has achieved strong third quarter financial performance. Our operating and financial results have been driven by three primary factors.
First, the successful integration of the Correctional Services Corporation acquisition. Next, stronger financial results at several federal detention facilities due to increased funding for the U.S. Secure Border Initiative. And finally, several new contract wins by our three business units of U.S. Corrections, GEO Care, and International Services.
Also, I should note that although our 3-for-2 stock split did not take effect until October 2, all of the EPS results that I will mention in this call are based on our 20 million post-split shares, as though those share numbers have been in effect as of the first date of the third quarter. EPS numbers given for prior quarterly or year-to-date results are also based on shares outstanding on a split-adjusted basis.
We reported a 159% increase in third quarter 2006 pro forma earnings to $9.2 million, or $0.46 per share, from $3.5 million, or $0.24 per share, for the third quarter of 2005. These strong third quarter results compare to our split-adjusted guidance range for the third quarter of $0.41 to $0.43 per share, thus exceeding the top end of our guidance by $0.03 per share.
Our third quarter pro forma earnings excluded after-tax startup expenses of $500,000, or $0.03 per share, related to the opening of the 600-bed expansion to our 1918-bed Lawton correctional facility in Oklahoma.
On a GAAP basis, we reported third quarter 2006 income from continuing operations of $8.7 million, or $0.43 per share, based on 20 million shares outstanding, compared with $500,000, or $0.30 per share, based on 15 million shares outstanding in the third quarter of 2005.
In the first 9 months of 2006, pro forma earnings increased 152% to $21.7 million, or $1.27 per share, from $8.6 million, or $0.57 per share, for the first 9 months of 2005.
Our year-to-date pro forma earnings exclude a second quarter after-tax write-off of $800,000, or $0.05 per share, in deferred financing fees as well as after-tax startup expenses of $1.1 million, or $0.07 per share, related to several facility openings.
Our reported GAAP income from continued operations for the first 9 months of 2006 increased to $19.8 million, or $1.15 per share, from $7.2 million, or $0.48 per share, for the same period in 2005.
Third quarter 2006 revenue increased 49% to $219 million, from $147 million for the same period in 2005. Third quarter 2006 revenues reflect approximately $18 million in pass-through construction revenues, which is lower than our original guidance of $29 million. This is primarily related to a construction delay up at New South Florida Evaluation Treatment Center, Miami, but we do not expect this to impact the anticipated completion date.
Without construction revenues, our third quarter 2006 operational revenues reflect a 36% increase over 2005. Revenue for the first 9 months of 2006 increased 37% to $613.5 million from $448 million for the same period 2005.
Excluding construction revenues of $37.1 million for the first 9 months of this year, our year-to-date operating revenues reflect 31% increase over 2005.
Approximately half of the year-over-year revenue increase can be attributed to the acquisition of Correctional Services Corporation in November 2005. We have taken steps to increase the utilization of a number of the facilities we acquired from CSC. Early this year, we signed a contract with the state of Idaho to house up to 450 Idaho inmates at our Bill Clayton and Dickenson County facilities in Texas. And we amended our contract with the state of Texas to house additional inmates at our Newton, Texas, facility.

The other half of the revenue increase is due to several factors, including the following. First, the activation of a new contract with the Indiana Department of Corrections for the management of 1,068 beds in the 2416-bed Newcastle Correctional Facility. And the activation of two new management contracts for our subsidiary, GEO Care, for a 200-bed forensic hospital in Florida. And for a 230-bed long-term care facility in New Mexico earlier this year.
Also, the activation of new contracts during the second and third quarters of the year, starting with a 198-bed Camp Skill integration center in the UK, followed by a new contract for the continued management of the 1883-bed George W. Hill Correctional Facility in Delaware County, Pennsylvania, under improved financial terms. And also a new contract by Geo Care to manage the Florida Civil Commitment Center in Arcadia, Florida.
Finally, we have experienced strong financial results at our San Diego facility for the U.S. Marshal Service under a new fixed-price contract as well as stronger results at several other federal facilities as a result of increased occupancy levels, reflecting the new federal Secure Border Initiative.
Operating expenses for the third quarter of 2006 increased 44% to $181.8 million from $126.4 million for the same period in 2005. Operating expenses for the first 9 months of 2006 increased 33% to $507.9 million from $380.9 million for the first 9 months of last year.
Our average correctional per diem rate for the third quarter of 2006 was $49.10 compared to $46.83 for the third quarter of 2005. Our company-wide paid occupancy level was approximately 100%, excluding our idle facilities in Gina, Louisiana; and Baldwin, Michigan.
Our third quarter 2006 adjusted EBITDA increased 90% to $24.3 million from $12.8 million in the third quarter of 2005 to— adjusted EBITDA for the first 9 months of 2006 increased 92% to $66 million from $34 million in the same period in 2005. Our adjusted EBITDAR for the third quarter of 2006 increased 63% to 30.5 million from $18.7 million for the third quarter of 2005. Adjusted EBITDAR for the first 9 months of 2006 increased 62% to $84.3 million from $52.1 million for the same period a year ago.
Our adjusted EBITDA is defined as EBITDA excluding deferred financing fees, startup expenses, and other items set forth in the reconciliation table found on our website. Our adjusted EBITDAR is defined as adjusted EBITDA including leased rental expense.
Our third quarter 2006 adjusted free cash flow increased to $13.7 million from $2.2 million for the third quarter of 2005. Our year-to-date adjusted free cash flow increased 186% to $36.3 million from $12.7 million a year ago. Our adjusted free cash flow is defined as income from continuing operations after getting effect of certain items set forth in the reconciliation table found on our website.
Turning to our balance sheet — cash at the end of the third quarter was approximately $100 million, excluding approximately $34 million of restricted cash. Our balance sheet reflects approximately $150 million in senior unsecured notes as well as non-recourse debt of approximately $142 million.
This concludes my overview of our financial performance during the third quarter. I would now like to discuss our proposed acquisition of CentraCore Properties Trust, or CPT.
On September 20, we announced a definitive agreement to acquire CPT for million $32.00 per share. This represents a total acquisition cost of $356 million plus the refinancing of CPT’s debt at closing, which is estimated to be at $49 million.
CPT currently owns 13 facilities, with 8071 beds; 11 of these facilities, just under 7000 beds, are leased to GEO. In addition to these 11 GEO-managed facilities, CPT owns the 400-bed Mesa Verde Correctional Facility, which is leased to Cornell Companies and the 726-bed Delaney health facility, with is leased to Community Education Centers. We are hopeful of closing the CPT acquisition in late December.
I would now like to discuss our recent contract announcement with the state of California and our updated financial guidance.
In early October, the governor in the state of California declared a state of emergency in California’s prison system and announced plans to transfer 5000 inmates to out-of-state facilities in order to immediately alleviate the state’s overcrowded prison conditions. Our announced contract involving our 2400-bed Newcastle, Indiana, facility has an initial term of 3 years beginning November 2006 and may be extended for successive 2-year terms by mutual agreement. The contract is expected to generate approximately $26 million in annualized revenues based on a 90% occupancy guarantee on the 1260 beds following complete phase-in of California prisoners.

In the last two weeks, lawsuits were filed by unions and prisoner advocacy, thus stopping the inmate transfers. The lawsuits sought a temporary restraining order and other injunctive relief. Requests for a temporary restraining order were denied by the courts on November 2. Additional hearings to consider the merits of the lawsuits have been scheduled during the week of November 20. We’ve been in contact with the state of California and believe the governor and the department have taken the necessary steps to ensure the constitutionality of these transfers. While the lawsuits may potentially cause some delays in the transfer of inmates to the Newcastle facility, we presently are expecting our first group of approximately 210 California prisoners to arrive in late November.
Now, turning to our guidance for the fourth quarter of 2006 and full-year 2007, which reflect the effect of our October 3-for-2 stock split. As a result of the California contract, we expected to incur approximately $0.05 per share in additional after-tax startup expenses during the fourth quarter of this year. We are maintaining our fourth quarter pro forma earnings guidance in the range of $0.41 to $0.43 per share, exclusive of $0.08 per share in projected after-tax startup expenses related to the opening of the 1000-bed Central Arizona Correctional Facility in Florence, Arizona, and the contract for the housing of California inmates in the Newcastle, Indiana, facility.
On October 20, we increased our 2007 earnings guidance to a pro forma range of $1.75 to $1.90 per share, exclusive of $0.10 per share in after-tax startup expenses associated with facility openings. We are maintaining this guidance range at this time, which reflects the signing of the contract with the state of California as well as an improved financial outlook for next year. We expect operating revenues to be in the range of $880 million and $905 million, exclusive of $43 million in projected pass-through construction revenues.
Now, I’d like to give you an update on our recently activated contracts and our projects currently under development.
On September 25, we completed construction and began prisoner intake at the 600-bed expansion of our Lawton correctional facility, which now has 2518 beds. This expansion is expected to generate approximately $9 million in additional annual revenues on a full normalized-year basis. With this expansion, the Lawton facility became the largest correctional facility in Oklahoma, where we are the largest provider of privately managed beds.
On August 1, we announced that we executed a contract amendment with ICE to expand the contract capacity of the 1020-bed South Texas Detention Complex in Pearsall, Texas, by 884 beds without any new construction by installing additional bunks. We have already filled a majority of these incremental beds. The 884-bed capacity expansion is expected to generate approximately $8.3 million in additional annual operating revenues at full capacity, and the expanding transportation services associated with the additional capacity are expected to generate approximately $3 million in additional annual operating revenues.
Additionally, we currently have 7 projects with 5300 beds under development. These projects are expected to generate $68 million in combined annual operating revenues when opened between the fourth quarter of ‘06 and the first quarter of ‘08.
In Texas, Reeves County and GEO were awarded a 10-year contract by the Federal Bureau of Prisons for the housing of up to 1356 criminal aliens at the RCDC Phase 3 Unit under the BOP’s CAR 5 procurement. The 1356 BOP inmates will replace the 864 Arizona inmates currently being housed at the center. RCDC wanted to currently house approximately 2200 BOP inmates and, with the recent CAR 5 award, the entire RCDC complex will have a new contract capacity of 3556 federal beds, representing an increase of 356 beds.
We manage the center with a small management team under management agreement with the county, while all other employees remain on the county payroll. The CAR 5 contract has an initial contract term of 4 years with three 2-year renewal option periods. Under the current contract arrangement with the county and Arizona Department of Corrections, payments are made directly to us in the amount of approximately $11 million per year. Under the new contract with the BOP, all payments will be made directly to the county, and we will only report our management contract fee and management staff expense reimbursement as contract revenues. We expect to complete the transition from Arizona inmates to BOP inmates at the Reeves County Detention Center Housing Unit 3 during the month of December.
Concurrently, in Florence, Arizona, we expect to complete the construction of the 1000-bed bond-financed Central Arizona Correctional Facility and begin the intake of prisoners sometimes in December ‘06. The facility will house Arizona inmates and will generate approximately $22 million in annual operating revenues. Once this facility is complete, it will be the largest private prison service provider to the state of Arizona.
In Florida, we are extending our 750-bed Morehaven Correctional Facility by 235 beds, using state-sponsored tax-exempt financing. The expansion is expected to be completed in the first quarter of 2007 and will generate approximately $3 million in additional annualized operating revenues.

In Graceville, Florida, we are constructing a 1500-bed prison using state-sponsored non-recourse tax-exempt bonds. We expect this prison will be completed in the third quarter of 2007 and will generate approximately $21 million in annualized operating revenues. Upon the completion of the Graceville prison, we will be the largest private prison provider to the state of Florida.
In Texas, we are undertaking the expansion of our company-owned 875-bed Val Verde Correctional Facility by 576 beds in anticipation of additional federal detention beds needs as a results of the Secure Border Initiative. We are using our free cash flow to finance the expansion, which is estimated to cost approximately $30 million and is expected to be completed in the third quarter of 2007. Once completed, the 576-bed expansion is expected to generate approximately $11 million in additional operating revenues.
Finally, in Clayton, New Mexico, we have signed an agreement for the design, bond financing, and construction of the new 625-bed Northeast New Mexico Detention Facility that will house the state of New Mexico prisoners under an IGA between the county and the state of New Mexico. We expect that the facility will be completed in the first quarter of 2008. The facility is expected to generate approximately $11 million in operating revenues. With this new project in New Mexico, we will enhance our position as the largest private prison service provider to the state of New Mexico.
Following the transfer of California inmates to the Newcastle, Indiana, facility, we will have between 800 and 1000 empty beds available at two idle facilities. In Baldwin, Michigan, our North Lake Correctional Facility can house between 500 and 600 inmates. The state of Michigan has recently approved legislation that authorizes GEO to house out-of-state prisoners in our Baldwin facility. In Gina, Louisiana, our LaSalle Detention Facility can house between 300 and 400 inmates at present. We have been in discussions with the state of California as well as federal agencies regarding the potential use of both of these facilities.
In addition to these immediately available beds, we are conducting a company-wide review of our existing facilities to determine our expansion capabilities, both for incremental beds that require little or no construction as well as new-construction beds. When considering potential expansions or new-build projects, our first preference will be to use government-sponsored bonds as we’ve done in our Florence, Arizona, and Clayton, New Mexico projects. When government-sponsored bond financing is not available, we may consider using our balance sheet and our free cash flow to finance potential expansions and new projects.
In the future, we may consider expansions or new-build projects ahead of a signed contract, depending on the circumstances and the demand in certain locations, as we have done in Oklahoma with the 600-bed expansion for our Lawton, Oklahoma, facility and in Texas with the 576-bed expansion of our Val Verde facility.
Moving to our pending proposals — in Texas, we have a pending proposal with the U.S. Marshal Service for a 1500-bed detention facility in Laredo. A contract will be awarded, we believe, for an initial 5-year term with three 5-year renewal options. We believe the contract project will be awarded in the early first quarter of 2007.
In Colorado, we are continuing our discussions with the state regarding two projects that have been awarded to GEO — a 1000-bed prerelease and return-to-custody facility to be located in Pueblo and a 1500-bed adult male medium security facility expected to be in Ault.
With regard to our rebids, we have received contract awards for two projects under ICE. On October 5, we received a contract for the continued management of the 400-bed Aurora ICE processing center in Colorado. And just last week, we were awarded the contract for the continued management of the 130-bed Migrant Operations Center located in Guantanamo Bay, Cuba.
In May of this year, the Bureau of Prisons issued its PAR 6 procurement for up to 7000 criminal aliens to be housed in existing facilities. Currently, these inmates are housed in four West Texas facilities under the intergovernmental service agreements entered into with local governments, including Reeves County. The first and second phases of the Reeves County facility, RCDC 1 and 2, are managed by GEO and house approximately 2200 BOP inmates. We have submitted our joint bid with Reeves County for RCDC 1 and 2 and expect contract awards under PAR 6 to be made by the bureau in mid-January of 2007.
We’ve also submitted a proposal for the continued management of our 130-bed Bronx Community Reentry Center, which is being rebid by the BOP. We expect a contract award for this rebid will be made by year end.
Finally, the BOP has issued the CAR 7 solicitation for the rebid of our 2048-bed Taft Correctional Institution contract. Proposals are due on November 15 and we expect that an award will be made some time in the second quarter of 2007.

In addition to these pending proposals, we expect to compete for numerous additional projects, both domestically and internationally, over the next 12 to 18 months. In Arizona, the state legislature has recently approved legislation calling for the procurement of up to 3000 prison beds. We believe these solicitations will be issued late this year or early next year. This past week, the Arizona Department of Corrections issued a new RFP for up to 5700 provisional beds in existing in-state or out-of-state facilities based on the department’s projected urgent need for additional beds between now and December 2007.
In California, prior to Governor Schwarzenegger’s state of emergency declaration, the state had issued an RFP for approximately 4000 modified community correctional beds, which was not funded by the legislature. Although this procurement was not funded, we believe the state will likely issue a new procurement to address its urgent bed needs.
At the federal level, we expect BOP to issue an additional CAR procurement some time next year for 1200 to 1500 new beds. Furthermore, Congress recently approved the Department of Homeland Security Appropriation Act for 2007, which provides $1.4 billion for ICE custody operations, representing an increase of $153 million from last year to support an additional 6700 new immigration detention beds under the Secure Border Initiative. In addition, the president’s proposed budget allocates funding for more than 1800 new contract beds for the Bureau of Prisons and more than 9500 new detention beds for the U.S. Marshals Service. This funding is pending final approval by Congress.
Internationally, we’re awaiting RFPs for a new 700-bed facility in the United Kingdom. Also in the UK, the Homeland Security has stated that there will be an immediate need for 4000 new beds through public-private partnerships. We believe that our GEO UK subsidiary is well positioned to compete for these 4000 new beds.
With regard to mental health and residential treatment opportunities, we expect GEO Care to compete for approximately 500 additional beds in the next six months.
In closing, I would like to make a few remarks regarding our outlook for the remainder of 2006 and for 2007. We are extremely satisfied with the strong financial performance of all three of our business units during the first 9 months of the year, primarily based on higher occupancy levels and successful operations.
Our acquisition of Correctional Services Corporation continues to be very successful on an operational and financial basis, with several of the former CSC facilities posting increased occupancy levels and strong financial results.
Our proposed acquisition of CentraCore Properties Trust will give us greater flexibility to expand our existing facilities and pursue future growth opportunities.
In addition, we have over 7400 new beds still under development or awaiting contract activation with known customers and we remain optimistic about the future growth prospects of our three business units — U.S. Corrections, International Services, and GEO Care.
This concludes my presentation. I would now like to open up the call to any questions.
QUESTION AND ANSWER

Operator
[Operator Instructions] With Avondale Partners, your first question comes from the line of Patrick Swindle. Please proceed.

Ben - Avondale Partners — Analyst
Good morning.

George Zoley - The Geo Group, Inc. — Chairman, CEO
Good morning.

Ben - Avondale Partners — Analyst
This is actually Ben, filling in for Patrick. A question regarding the construction call — I believe I missed it. What facility was that related to?

George Zoley - The Geo Group, Inc. — Chairman, CEO
It’s for our South Florida facility evaluation and treatment center.

Ben - Avondale Partners — Analyst
Okay, on the mental health side.

George Zoley - The Geo Group, Inc. — Chairman, CEO
Treatment center.

Ben - Avondale Partners — Analyst
Now, should we expect to see those revenues come through during the fourth quarter or would that be during the first quarter of ‘07?

George Zoley - The Geo Group, Inc. — Chairman, CEO
It slides between the fourth quarter of ‘06 and ‘07.

Ben - Avondale Partners — Analyst
Okay.

George Zoley - The Geo Group, Inc. — Chairman, CEO
And we are currently operating that existing facility. So there’s not really a delay in operational revenues — these are construction revenues related to a replacement facility.

Ben - Avondale Partners — Analyst
Right. And then, on the Lawton facility, you said you began inmate intake on September 25. Can you give us an update on kind of where that facility stands — the 600-bed expansion. At what capacity is that right now?

George Zoley - The Geo Group, Inc. — Chairman, CEO
It’s actually filling it a bit faster than we expected because of a number of factors taking place in the state of Oklahoma. We thought it was going to require 3 months of phase-in; I believe we will be completed within 2 months — that means, by the end of this month.

Ben - Avondale Partners — Analyst
Okay. And then lastly, on California, you indicated that you may begin receiving inmates in late November. What kind of ramp time — after you get the initial 210 inmates — would you expect to see?

George Zoley - The Geo Group, Inc. — Chairman, CEO
It’s really unclear at this time because of the lawsuits. All we know is with regarding the first delivery, and that’s the end of the month — towards the end of the month. We can’t give you a specific date for security reasons, obviously.

Ben - Avondale Partners — Analyst
Okay. Thank you very much; good quarter.

George Zoley - The Geo Group, Inc. — Chairman, CEO
Thank you.

Operator
You next question comes from the line of Todd Van Fleet with First Analysis. Please proceed.

Todd Van Fleet - First Analysis Securities — Analyst
Good morning, guys. Nice quarter.

George Zoley - The Geo Group, Inc. — Chairman, CEO
Thank you.

Todd Van Fleet - First Analysis Securities — Analyst
George, I’m trying to understand a little bit better how to think about capacity utilization moving ahead. I mean, if we look at the sequential bump up in the numbers of beds that you had for the quarter — 46389, I think the step-up sequentially is due to Arcadia.
Part of the up side from a revenue standpoint earlier this year was due to the fact that you seemed to be increasing capacity — or, rated capacity, I guess. And maybe this is the distinction to be made. But you seemed to be increasing capacity at existing facilities by adding additional bunks and so forth.
So as you do that sort of thing, does the rated capacity increase? I’m just trying to get my arms around— if you throw an additional 200 beds into an existing facility, does that increase the capacity for that facility? So we shouldn’t expect it to rise to more than 100%? Or— how does the math work on that?

George Zoley - The Geo Group, Inc. — Chairman, CEO
It is complicated, even for ourselves as supposed experts. We start with the first attribute of a facility — we call it design capacity. What will the facility hold by its physical nature in accordance, typically, with ACA standards? That’s its design capacity.
Then there’s something called contract capacity. Sometimes the client will take all the beds or part of the beds. Or we— they will give us a minimum guarantee that is less than the design capacity, but we will impute our charges for what we want in terms of profit at a lower occupancy than the design capacity.
But as we increase capacity by adding bunks, as we have in a half-dozen situations this year, primarily at federal facilities, we are, by definition, increasing the design capacity to that higher level. And we are increasing the contract capacity.

But at— there’s a time delay between that happening. It may take us 6 months to get final approval to do that. Yet, in the interim, we may have a portion of those additional bodies at that facility. So we could be running 120%, 130%, of design capacity until we get that final approval [chuckles] of the client, signing the contract approving a new higher contract capacity. Then you go from 130% back down to 100%. That’s why this stuff gets a little confusing.

Todd Van Fleet - First Analysis Securities — Analyst
Yeah. I think we’re just trying to get a sense for what the opportunity is to fill up existing space, and it sounds like there’s a lot of different moving parts and pieces. But it also doesn’t sound like we should necessarily expect over the intermediate term, even — over the next couple of quarters, to see capacity utilization move above kind of the 100%, even though— I guess I kind of throw it back to you. I mean, what’s the right way to think about the opportunity available to the company based on what we’re seeing in the utilization— on the utilization front?

George Zoley - The Geo Group, Inc. — Chairman, CEO
We still have a few locations that we can increase capacity without construction. And we are looking at those and talking to the clients about that. After that, we’ll have to turn to expanded capacity through new construction. But we have a number of sites around the country, as I’ve said previously, where new construction can take place.

Todd Van Fleet - First Analysis Securities — Analyst
Okay. And then, if I could just circle back on the California question. Just thinking about, again, the economics of these transfers if you expect to start receiving inmates in November. Who’s responsible for transferring the inmates? Are you responsible for that? Will you see revenue related to that float through the P&L? I’m just wondering how to think about the economics of the California inmate transfer to Indiana over the course of the next, maybe, quarter or two.
Because it doesn’t sound as though we should automatically start factoring in the annual revenue run rate that’s expected out of that after you reach 90% plus. I mean, in this interim period, in the short term — in Q4 and possibly into Q1 — if you only get a quarter or a half of that amount for whatever reason, what are the economics of the transaction, or the deal, at that point? Is it just based on headcount and then any transportation revenue? Or how do we think about that?

George Zoley - The Geo Group, Inc. — Chairman, CEO
Well, to your first question, transportation costs are on a reimbursement basis.
But we will, as we said, incur startup costs, and that relates to the training of the additional employees that are necessary to activate the remaining portions of the Indiana facility. You know the Indiana facility is approximately a 2500-bed facility. It was oversized by the state when it was constructed through bond financing. We have less than 1100 people there today. Activating the remaining portion will take— will require hiring a number of people and training them and paying their labor — wages and benefits — while they’re in training. Those are the costs we will be incurring in the interim.
The first housing unit, which holds approximately 210 people, we hope will be activated by the end of the month or beginning of December. But the phase-in for the balance is on— for California, will take place over several months. They want to be careful and not phase in too quickly for security reasons, which we fully concur with. It will be a fairly slow and methodical phasing over several months, probably by individual housing units of 210 people.

Todd Van Fleet - First Analysis Securities — Analyst
Okay. When you say transportation’s on a reimbursement basis, that means you’re incurring the expense and then have to go back to the state later for reimbursement? Is that—?

George Zoley - The Geo Group, Inc. — Chairman, CEO
Yes. And we have a number of situations like that in other facilities.

Todd Van Fleet - First Analysis Securities — Analyst
Okay. Is that part of the startup, or will that just run through the P&L?

George Zoley - The Geo Group, Inc. — Chairman, CEO
That’s part of the startup.

Todd Van Fleet - First Analysis Securities — Analyst
Okay. Thanks; I’ll get back in queue.

George Zoley - The Geo Group, Inc. — Chairman, CEO
Thank you.

Operator
[Operator Instructions] With Lehman Brothers, your next question comes from Jeff Kessler. Please proceed. [Pause] Okay, Mr. Kessler fell out of queue. [Operator Instructions] Okay, and we now have a follow-up from the line of Mr. Todd Van Fleet. Please proceed.

Todd Van Fleet - First Analysis Securities — Analyst
Okay; I didn’t expect to be back in so soon.

George Zoley - The Geo Group, Inc. — Chairman, CEO
Well, let’s talk about Arizona. That’s [chuckles] surprising to us. Between California and Arizona, I think they’re likely to absorb every single available bed in the country.

Todd Van Fleet - First Analysis Securities — Analyst
Well, that’s kind of a point that I wanted to touch on, George. But if you have more to say on that point, please feel free.

George Zoley - The Geo Group, Inc. — Chairman, CEO
Well, it’s on such a large scale that between California and Arizona, which both are prepared to pay per-diem rates, I presume, in the 60s, which is a significant rate competitive with federal rates, it’s likely to have an impact on rates across the country.

Todd Van Fleet - First Analysis Securities — Analyst
I would think. [Inaudible] with a few questions, then. Regarding the guidance for [inaudible] and then potentially longer term, could you give us, embedded in your assumptions regarding, I guess, in Q4 in particular, the expansion of— the 884-bed expansion in Pearsall. What’s your expectation regarding inmate transfers in and out of that facility or what— The tax rate on Q4 and your startup expenses in Q4. If you could give us those, that’d be great.

George Zoley - The Geo Group, Inc. — Chairman, CEO
Well, the Pearsall facility is a high-turnover facility. And we have achieved much higher occupancies at that facility as a result of the expansion. We’re not full yet. We still have 200 or 300 beds there available. But it’s a high-occupancy, a high-turnover facility. What was your question regarding—?

Todd Van Fleet - First Analysis Securities — Analyst
The startup expenses. What’s your assumption built into your Q4 guidance on the startup and then the tax rate, as well?

George Zoley - The Geo Group, Inc. — Chairman, CEO
On startup in general, or related to that facility?

Todd Van Fleet - First Analysis Securities — Analyst
In general.

George Zoley - The Geo Group, Inc. — Chairman, CEO
In general? What’s our startup for the first—

Pablo Paez - The Geo Group, Inc. — Corporate Relations Director
It’s $0.05 for California, Todd. This is Pablo. And $0.03 for Florence. So a total of $0.08.

Todd Van Fleet - First Analysis Securities — Analyst
Okay. And then, the tax rate? That was a little bit light, I think, relative to what we were expecting in the quarter. Is it 38% or is it— what is it in Q4? And then looking ahead, what’s— assuming your guidance for ‘07, if it stays?

George Zoley - The Geo Group, Inc. — Chairman, CEO
For ‘06, we expect the year-to-date to be 38 to 38.5. And for ‘07, probably around 38.5%.

Todd Van Fleet - First Analysis Securities — Analyst
38.5% for ‘07. And then, I’m sorry— you said 38 to 38.5 for the full year in ‘06?

George Zoley - The Geo Group, Inc. — Chairman, CEO
For fourth quarter.

Todd Van Fleet - First Analysis Securities — Analyst
Oh, for fourth quarter. Okay. Great.
CPT — I think you indicated you expect to close on that in December. And wanted to see if you can give us an indication as to how you’re progressing in possibly finding bidders for the two assets that you don’t currently manage in that portfolio.

George Zoley - The Geo Group, Inc. — Chairman, CEO
Actually, we decided to not proceed with any sale of assets until we close on CPT.

Todd Van Fleet - First Analysis Securities — Analyst
So we shouldn’t look for kind of a concurrent sale along with the closing? Or—?

George Zoley - The Geo Group, Inc. — Chairman, CEO
No.

Todd Van Fleet - First Analysis Securities — Analyst
Okay. All right. And during the quarter this quarter, were there any true-up payments of any kind or any sort of bonus payments from the federal government? In Q4— is that potentially more a Q4 event? I know periodically, you have that sort of opportunity come through.

George Zoley - The Geo Group, Inc. — Chairman, CEO
That’s Q4.

Todd Van Fleet - First Analysis Securities — Analyst
Okay. And then, on South Africa. I think the contribution from that facility was more than what we expected, although it seems to be improving here quarter after quarter. Could you— do you have any commentary that you’d like to share on the nature of that operation?

George Zoley - The Geo Group, Inc. — Chairman, CEO
I didn’t notice any major difference. I think South Africa improves year after year, but I’m not sure it improved particularly for the quarter.

Todd Van Fleet - First Analysis Securities — Analyst
I’m just thanking about— the equity income in the quarter was $410,000, and that seems to be improving each quarter this year.

George Zoley - The Geo Group, Inc. — Chairman, CEO
I guess that’s a fair statement. And we expect that to continue for the foreseeable future.

Todd Van Fleet - First Analysis Securities — Analyst
Do you expect improvement to continue or kind of a maintenance level?

George Zoley - The Geo Group, Inc. — Chairman, CEO

No, improvement.

Todd Van Fleet - First Analysis Securities — Analyst
And the reason being, George?

George Zoley - The Geo Group, Inc. — Chairman, CEO
It’s related to the financing of the facility.

Todd Van Fleet - First Analysis Securities — Analyst
Okay. I’ll let someone else ask; thanks.

Operator
Your next question comes from the line of Anton Hie with Jefferies. Please proceed.

Anton Hie - Jefferies and Company — Analyst
Hi, guys. I apologize if you already covered these couple of questions — I jumped on a little late. But the construction revenue was a little lower than anticipated — can you kind of discuss what happened there and if— it seems surprising that that doesn’t get pushed into fourth quarter or next year because those two guidance levels remain unchanged.
And then, on— the G&A was lighter than expected. You guys have obviously done a great job of holding the line on your overhead despite expanding your business. Just, I guess, wondering where we can expect that to go forward in the fourth quarter and then next year as you continue to grow. Thanks.

George Zoley - The Geo Group, Inc. — Chairman, CEO
Well, on the construction revenues, it’s related to the South Florida Evaluation and Treatment Center — as to the new replacement facility. We already operate the existing facility. So it has no impact on our operating income and I— so I imagine we may incur a little bit more construction revenue in the fourth quarter, but it’s nothing to really pay any attention to. It has no meaningful impact on our earnings — it’s just pass-through revenues related to bond financing of that project.
And we do expect the G&A to remain fairly steady and to progressively decline as we grow into our G&A. As I’ve been saying, I think we have the G&A for a $1 billion facility and we are going to hold the line as much as we can.

Anton Hie - Jefferies and Company — Analyst
That’s great; thank you.

Operator
With Northstar Partners, your next question comes from the line of [Tom Tittlemeyer]. Please proceed.

Tom Tittlemeyer - Northstar Properties — Analyst
Yeah, George, for the UK properties that you’re bidding on, do they require any capital or is that financed through bonds?

George Zoley - The Geo Group, Inc. — Chairman, CEO
It’s really government guarantees that brings into play bank financing with a small 5 or 10% equity component by ourselves.

Tom Tittlemeyer - Northstar Properties — Analyst
So similar to those other projects where you’d have a restricted cash—

George Zoley - The Geo Group, Inc. — Chairman, CEO
Non-recourse government guaranteed financing.

Tom Tittlemeyer - Northstar Properties — Analyst
Okay. And then any guidance you can give for CapEx for ‘07?

George Zoley - The Geo Group, Inc. — Chairman, CEO
Now, maintenance CapEx, we’ve been saying, is about $6 million. That’s exclusive of the construction of the Val Verde expansion, which I think is about $27 million— $23 million for next year; by next year. So maybe $30 million at this time between maintenance CapEx of 6 and the balance for Val Verde expansion.

Tom Tittlemeyer - Northstar Properties — Analyst
And then, for expansions, is there anything that precludes you from going forward on any of the properties that CPT currently owns today? I mean, could you start looking into expanding those before you close the acquisition?

George Zoley - The Geo Group, Inc. — Chairman, CEO
Could we? Possibly, but we don’t intend to. We’re concentrating on the closing.

Tom Tittlemeyer - Northstar Properties — Analyst
Okay; that’s all for me.

George Zoley - The Geo Group, Inc. — Chairman, CEO
Thank you.

Operator
Your next question comes from the line of [Jeffrey Newman] with Chicago Capital Management. Please proceed.

Jeffrey Newman - Chicago Capital Management — Analyst
Yeah, two quick questions. Can you just expand upon your logic for your change in sentiment, I guess, regarding the two properties that you were thinking about selling that you decided not to sell now at the closing? Are you still planning on selling those or are you planning on running those going forward?
And the second question is, I believe in the proxy you mentioned that you were hoping to close on December 19. Is that still the plan, or approximately around that date? Thank you.

George Zoley - The Geo Group, Inc. — Chairman, CEO
December 19 is still the target date for closing, and we are concentrating on closing the transaction and allowing ourselves more time thereafter to think about whether we’re going to sell any of the assets.

Jeffrey Newman - Chicago Capital Management — Analyst
Great; thank you.

Operator
And now we have another follow-up question from the line of Todd Van Fleet with First Analysis. Please proceed.

Todd Van Fleet - First Analysis Securities — Analyst
Just wanted to circle back on G&A. Is there any reason that we should not— I mean, is there any reason that we should expect a significant bump up on a sequential basis in Q4 on G&A, or do you think it’s— you’re going to hold the line pretty well? I just want to make sure we don’t get any half-million dollar surprises.

George Zoley - The Geo Group, Inc. — Chairman, CEO
[Laughs] Well, we’re going to hold the line and we hope we don’t get any half-million-dollar surprises as well. No; we’re holding the line.

Todd Van Fleet - First Analysis Securities — Analyst
Okay. Thanks, guys.

Operator
Okay, gentlemen, there are currently no questions in queue.

George Zoley - The Geo Group, Inc. — Chairman, CEO
Okay. Thank you, everyone, for participating on this call. We look forward to addressing you on the next one.

Operator
Thank you for you attendance in today’s conference. This concludes your presentation. You may now disconnect. Good day.